THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Record results for Marcus Theatres® drive strong quarter

Milwaukee, Wis., March 20, 2014….. The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 27, 2014.

Third Quarter Fiscal 2014 Highlights

•	Total revenues for the third quarter of fiscal 2014 were $109,845,000, a 17.3% increase from revenues of $93,674,000 for the third quarter of fiscal 2013.
•	Operating income was $5,661,000 for the third quarter of fiscal 2014, compared to an operating loss of $(224,000) for the third quarter of fiscal 2013.
•	Net earnings attributable to The Marcus Corporation were $4,071,000 for the third quarter of fiscal 2014, compared to a net loss attributable to The Marcus Corporation of $(1,372,000) for the third quarter of fiscal 2013.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.15 for the third quarter of fiscal 2014, compared to a net loss per diluted common share attributable to The Marcus Corporation of $(0.05) for the third quarter of fiscal 2013.
•	Net earnings attributable to The Marcus Corporation for the third quarter of fiscal 2014 benefited from an allocation of a $3,798,000 pre-tax loss attributable to noncontrolling interests related primarily to a recent settlement with the company’s partners in the Skirvin Hilton hotel. The settlement resulted in a reallocation between partners of the income from the extinguishment of debt at the Skirvin Hilton, contributing to an increase in net earnings attributable to The Marcus Corporation of $0.08 per diluted common share.
•	Results for the third quarter of fiscal 2013 were unfavorably impacted by unusual items totaling approximately $2.0 million, or $0.04 per diluted common share, consisting of approximately $1.4 million of costs related to the settlement of lawsuits concerning the company’s Las Vegas property and a $618,000 impairment charge in the theatre division.

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First Three Quarters Fiscal 2014 Highlights

•	Total revenues for the first three quarters of fiscal 2014 were $339,465,000, an 8.7% increase from revenues of $312,246,000 for the same period in fiscal 2013.
•	Operating income was $38,818,000 for the first three quarters of fiscal 2014, a 29.6% increase from operating income of $29,948,000 for the first three quarters of fiscal 2013.
•	Net earnings attributable to The Marcus Corporation were $20,747,000 for the first three quarters of fiscal 2014, a 47.9% increase from net earnings attributable to The Marcus Corporation of $14,031,000 for the same period in fiscal 2013.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.77 for the first three quarters of fiscal 2014, a 54.0% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.50 for the first three quarters of fiscal 2013.
•	Results for the first three quarters of fiscal 2013 were unfavorably impacted by unusual items totaling approximately $4.0 million, or $0.09 per diluted common share, consisting of $3.0 million of costs related to the settlement of lawsuits concerning the company’s Las Vegas property and $1.0 million of impairment charges in the theatre division.

“We are very pleased to report such a strong third quarter driven by record results for Marcus Theatres. The division outperformed the industry for the period. In addition to a strong slate of films this quarter, this division has undergone a smooth transition in leadership and we are making investments in new features and amenities at select locations and executing successful marketing strategies that have attracted more moviegoers to our theatres,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Comparable results for Marcus Hotels & Resorts improved slightly in what is typically the weakest quarter for the division, which was not helped by the impact of winter weather on travel in our predominantly Midwestern locations.”

Marcus Theatres®

“Third-quarter revenues for Marcus Theatres increased 26.8%, setting a new all-time record. Operating income was up 54.6%, which was also a record, excluding fiscal 2010, which included a one-time change in the estimate of deferred gift-card income. This strong performance indicates our strategies to enhance all aspects of the moviegoing experience are generating results,” said Marcus.

“The movie slate was solid throughout the third quarter, with increased box office revenues in all 13 weeks of the quarter compared to last year. The top-five best performing films for Marcus Theatres in

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the third quarter were Frozen, The Hobbit: The Desolation of Smaug, The Hunger Games: Catching Fire, The Lego® Movie and Anchorman 2: The Legend Continues,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“Three weeks into our fourth fiscal quarter, March is ahead of last year, with strong carryover of The Lego® Movie and solid performances of new films such as 300: Rise of an Empire, Non-Stop and Mr. Peabody & Sherman. Two highly anticipated films, Divergent and Muppets Most Wanted, open this coming weekend. Other movies with strong box-office potential during our fourth quarter include Noah, Captain America: The Winter Soldier, Rio 2, The Amazing Spider-Man 2, Neighbors, Godzilla and X-Men: Days of Future Past,” said Rodriguez.

“Looking ahead to the busy summer season and the start of our new fiscal year, the slate of anticipated films includes Maleficent, Edge of Tomorrow, How to Train Your Dragon 2, Jersey Boys, Transformers: Age of Extinction, Deliver Us From Evil, Dawn of the Planet of the Apes and Planes: Fire & Rescue,” added Rodriguez.

On March 18, the company announced that by the end of its fiscal 2014 in May, it will have invested $50 million in further enhancing customer amenities at theatre locations across the circuit. The expansion includes new premium large-screen format auditoriums with all-recliner seating and additional locations for the company’s innovative cocktail and dining concepts.

“We’ve looked at the business from all customer angles to bring a full-sensory experience to our movie-going guests. By the end of the fiscal year, we will have doubled the number of theatres offering DreamLoungerSM oversized leather recliners in all auditoriums to eight locations from four. Eleven theatres will feature UltraScreen DLX™ auditoriums, which combine a premium large-format UltraScreen® and Dolby® Atmos™ immersive sound with DreamLounger luxurious oversized recliner seating. We will have a total of 20 large-screen formats in our circuit by the end of the fiscal year,” said Rodriguez.

“We are also expanding our popular cocktail and dining concepts to additional theatres, bringing distinctive food and beverage options to many more guests. By the end of fiscal 2014, we will have doubled the number of theatres with Take Five cocktail lounges from six to 12, doubled our Zaffiro’s

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Express lobby dining locations from six to 12, and expanded our Big Screen BistroSM full-service in-theatre dining concept to three additional theatres,” said Rodriguez.

“We believe these major investments in our circuit will provide our guests with a complete entertainment experience unlike any other and will attract a broader range of audiences to our theatres. Further expansions are planned for fiscal 2015. These investments, combined with the continued solid execution on the part of our team, should position us to continue our industry-leading performance,” he added.

Marcus® Hotels & Resorts

“Results for Marcus Hotels & Resorts improved slightly in the third quarter, after adjusting for last year’s legal settlement costs, due in part to an 8.1% increase in food and beverage revenues compared to the prior year quarter. Revenue per available room (RevPAR) for comparable company-owned hotels increased 2.5% in the third quarter and 3.4% for the first three quarters of fiscal 2014. The improvements were driven by increases in both occupancy and average daily rate,” said Marcus.

“During the quarter, we announced plans to convert our company-owned Four Points by Sheraton Chicago Downtown/Magnificent Mile property into one of the first AC Hotels by Marriott in the United States. This stylish, urban lifestyle brand, which was originally launched in Europe and now includes nearly 80 hotels, is a perfect fit for Chicago and our location in the River North area. We believe the sleek, European design and contemporary amenities of our new AC Hotel will appeal to savvy travelers and we are excited to bring this successful brand to Chicago. The conversion is expected to be completed in spring 2015,” said Thomas F. Kissinger, interim president of Marcus Hotels & Resorts and senior executive vice president of The Marcus Corporation.

“We continue to invest in our properties to add new amenities and enhance the guest experience. The renovation of the guest rooms in the modern tower addition of The Pfister Hotel in Milwaukee is well underway. The multi-million-dollar renovation of The Cornhusker, A Marriott Hotel, in Lincoln, Neb. is in the final stages and we are beginning to benefit from our investments in the remodeled guest rooms and our second Miller Time Pub & Grill. We are also making good progress on the complete renovation of the Westin® Atlanta Perimeter North in Atlanta, Ga.,” said Kissinger. Marcus Hotels &

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Resorts owns The Pfister, is the majority owner of The Cornhusker and is a minority partner in a joint venture that owns the Westin Atlanta.

Balance Sheet

“We have repurchased a total of 288,000 shares of our common stock during the first three quarters of the fiscal year and ended the third quarter with a debt-to-total capitalization ratio of 42%. Our strong balance sheet provides us with a great deal of flexibility to return capital to shareholders through our dividend policy and share repurchases, continue to invest in our two businesses, and pursue future growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 20, 2014, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-399-5129 and entering the passcode 49435082. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, March 27, 2014, by dialing 1-888-286-8010 and entering the passcode 34120746. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such

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because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 27,	February 28,	February 27,	February 28,
	2014	2013	2014	2013

Revenues:
Theatre admissions	$40,873	$32,961	$110,955	$102,099
Rooms	19,040	18,581	80,158	75,125
Theatre concessions	23,508	17,496	63,073	55,017
Food and beverage	13,730	12,699	44,806	42,358
Other revenues	12,694	11,937	40,473	37,647
Total revenues	109,845	93,674	339,465	312,246

Costs and expenses:
Theatre operations	35,923	28,543	96,007	86,807
Rooms	9,570	9,057	30,422	28,204
Theatre concessions	6,472	4,972	17,378	14,932
Food and beverage	11,823	10,951	34,860	32,236
Advertising and marketing	5,805	5,583	19,218	18,090
Administrative	11,978	11,825	35,348	34,888
Depreciation and amortization	8,284	8,591	25,068	25,490
Rent	2,139	2,077	6,379	6,308
Property taxes	4,142	3,860	11,316	11,015
Other operating expenses	8,048	7,821	24,651	23,293
Impairment charge	-	618	-	1,035
Total costs and expenses	104,184	93,898	300,647	282,298

Operating income	5,661	(224)	38,818	29,948

Other income (expense):
Investment income	389	258	409	301
Interest expense	(2,585)	(2,464)	(7,563)	(6,855)
Extinguishment of debt	-	6,008	-	6,008
Loss on disposition of property, equipment and other assets	(193)	(315)	(965)	(289)
Equity losses from unconsolidated joint ventures, net	(164)	(295)	(193)	(318)
	(2,553)	3,192	(8,312)	(1,153)

Earnings before income taxes	3,108	2,968	30,506	28,795
Income taxes (benefit)	2,835	(1,310)	13,905	9,051
Net earnings	273	4,278	16,601	19,744
Net earnings (loss) attributable to noncontrolling interests	(3,798)	5,650	(4,146)	5,713
Net earnings (loss) attributable to The Marcus Corporation	$4,071	$(1,372)	$20,747	$14,031

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.15	$(0.05)	$0.77	$0.50

Weighted-average shares outstanding - diluted	27,036	27,274	27,083	28,124

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	February 27,	May 30,
	2014	2013

Assets:

Cash and cash equivalents	$12,029	$18,053
Accounts and notes receivable	10,665	8,568
Refundable income taxes	-	255
Deferred income taxes	2,929	2,877
Other current assets	5,787	6,384
Property and equipment, net	627,845	625,757
Other assets	84,210	84,802

Total Assets	$743,465	$746,696

Liabilities and Shareholders' Equity:
Accounts payable	$20,105	$25,330
Income taxes	2,207	-
Taxes other than income taxes	14,406	14,000
Other current liabilities	43,629	36,123
Current portion of capital lease obligation	4,792	4,562
Current maturities of long-term debt	32,472	11,193
Capital lease obligation	24,615	28,241
Long-term debt	200,418	231,580
Deferred income taxes	39,801	43,516
Deferred compensation and other	36,145	35,455
Equity	324,875	316,696

Total Liabilities and Shareholders' Equity	$743,465	$746,696

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended February 27, 2014
Revenues	$67,810	$41,918	$117	$109,845
Operating income (loss)	13,959	(4,369)	(3,929)	5,661
Depreciation and amortization	4,145	4,036	103	8,284

13 Weeks Ended February 28, 2013
Revenues	$53,466	$40,064	$144	$93,674
Operating income (loss)	9,028	(5,948)	(3,304)	(224)
Depreciation and amortization	4,162	4,277	152	8,591

39 Weeks Ended February 27, 2014
Revenues	$183,694	$155,432	$339	$339,465
Operating income (loss)	36,179	13,574	(10,935)	38,818
Depreciation and amortization	12,278	12,386	404	25,068

39 Weeks Ended February 28, 2013
Revenues	$165,831	$145,950	$465	$312,246
Operating income (loss)	31,026	9,104	(10,182)	29,948
Depreciation and amortization	12,650	12,433	407	25,490

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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